Exhibit 4.46

TRANSFER AGREEMENT
IN CONNECTION WITH THE COMPREHENSIVE SERVICES AGREEMENT

between
China United Telecommunications Corporation Limited
and
China Unicom Corporation Limited
and
China Netcom Group Corporation Limited
August 12, 2008
     This Transfer Agreement in connection with the Comprehensive Services Agreement (hereinafter referred to as this “Transfer Agreement”) is entered into on October 26, 2006 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC”) by and among the following parties:
(1)	Transferor:

China United Telecommunications Corporation Limited (hereinafter referred to as “Unicom A Share Company”) Address: 29/F, No.1033, Changning Road, Shanghai Legal Representative: Chang Xiaobing

(2)	Transferee:

China Unicom Corporation Limited (hereinafter referred to as “Unicom Operating Company”)
Address: Level 12, Tower A, Henderson Center, No. 18 Jian Guo Men Nei Avenue, Beijing
Legal Representative: Chang Xiaobing

China Netcom (Group) Corporation Limited (hereinafter referred to as “Netcom Operating Company”)
Address: Tower C, No. 156, Fu Xing Men Nei Street, Xicheng District, Beijing
Legal Representative: Zuo Xunsheng
WHEREAS:
(1)	China United Telecommunications Corporation (hereinafter referred to as “Unicom Group”) is a limited liability company duly incorporated and validly existing under the laws of PRC and engages in the operation of comprehensive telecommunications business. Unicom A Share Company is a joint stock limited company duly incorporated and validly existing under the laws of PRC and its shares have been listed and traded on the Shanghai Stock Exchange (hereinafter referred to as the “SSE”) since October 9, 2002. Unicom Group is the controlling shareholder of Unicom A Share Company;

(2)	Unicom A Share Company indirectly controls China Unicom Limited (hereinafter referred to as “Unicom Red Chip”) through China Unicom (BVI) Limited (hereinafter referred to as “Unicom

BVI”). Unicom Red Chip is a limited liability company duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region (hereinafter referred to as “Hong Kong”) and its shares are listed and traded in Hong Kong and the U.S. respectively;

(3)	Unicom Operating Company is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, whose equity is 100% held by Unicom Red Chip. Unicom Operating Company is mainly engaged in nationwide provision of international and domestic long-distance communications services (excluding international telecommunications facilities services); Internet services and IP Telephony services; as well as mobile communications services in 31 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;

(4)	Netcom Operating Company is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, and is wholly owned by China Netcom Group (Hong Kong) Limited (a company duly incorporated and validly existing under the laws of Hong Kong with its shares listed on the Stock Exchange of Hong Kong Limited and New York Stock Exchange, hereinafter referred to as “Netcom Red Chip”). Netcom Operating Company mainly engages in the operation of related telecommunications business in 10 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mongolia and Shanxi;

(5)	On August 22, 2002, Unicom Group and Unicom A Share Company signed a Memorandum in respect to transactions between Unicom Group or its subsidiaries (excluding Unicom A Share Company and subsidiaries controlled by Unicom A Share Company) and Unicom Red Chip indirectly controlled by Unicom A Share Company and its subsidiaries after the listing of the shares of Unicom A Share Company (hereinafter referred to as “Memorandum on Connected Transactions”). According to the understanding reached under the Memorandum on Connected Transactions, if based on the Rules Governing the Listing of Shares on Shanghai Stock Exchange (hereinafter referred to as the “SSE Listing Rules”) applicable from time to time, transactions between Unicom Red Chip Company or its subsidiaries and Unicom Group or its subsidiaries (excluding Unicom A Share Company and its subsidiaries) are subject to the approval of minority shareholders of Unicom A Share Company, and at the same time, based on the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (hereinafter referred to as the “HKSE Listing Rules”) applicable from time to time, they are deemed to be connected transactions that are subject to the approval of the minority shareholders of Unicom Red Chip, such connected transactions shall be conducted in two steps. First step: an agreement shall be entered into between Unicom Group or its subsidiaries (excluding Unicom A Share Company and subsidiaries controlled by it) and Unicom A Share Company or Unicom BVI in respect of any proposed transaction to specify the rights and obligations of the parties under the agreement (including but not limited to Unicom Group agreeing to the transfer of rights and obligations of Unicom A Share Company or Unicom BVI under agreement to Unicom Red Chip or its subsidiaries); Second step: the transfer of the rights and obligations under the above-mentioned agreement by Unicom A Share Company or Unicom BVI to Unicom Red Chip or its subsidiaries;

(6)	On May 24, 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the “Notice on Deepening the Reform of China’s Telecommunications System”, which is seen as the guidepost for the Chinese government to deepen the reform of its telecommunications system by endorsing the formation of three leading competitive carriers with nationwide network resources, similar size and strength and the capacity of full services operation. In the above notice, China Telecom is encouraged to buy China Unicom’s CDMA network and China Unicom is encouraged to merge with China Netcom. As a response to the call for deepening the reform in regard to telecommunications restructuring, the Unicom Red Chip is to merge with Netcom Red Chip via an agreement (the “Merger Transaction”). Following the merger, the Netcom Red-chip Company will withdraw from the Hong Kong Stock Exchange and the New York Stock Exchange to become a wholly owned subsidiary of the Unicom Red Chip;

(7)	For the purpose of the operation of telecommunications business by Unicom Red Chip and its subsidiaries, pursuant to the relevant provisions under the SSE Listing Rules, HKES Listings Rules and Memorandum on Connected Transactions, Unicom Group and its subsidiaries (excluding Unicom A Share Company and subsidiaries controlled by it), through Unicom A Share Company, entered into the Comprehensive Services Agreement, the Comprehensive Services Agreement based on the Artificial Platform and the Building Lease Agreement (hereinafter referred to as the “Original Comprehensive Services Agreement”) with Unicom Operating Company in 2006 and pursuant to the above agreements, arrangements have been made for a series of continuing connected transactions (hereinafter referred to as “Continuing Connected Transaction Arrangements”), which have been announced in accordance with the respective listing rules applicable to Unicom A Share Company and Unicom Red Chip and approved by their respective independent shareholders. The above Continuing Connected Transaction Arrangements have a term of 3 years, commencing on January 1, 2007 and ending on December 31, 2009.

(8)	On October 26, 2006, Unicom Group and Unicom A Share Company entered into the Comprehensive Services Agreement.
     Based on the actual implementation and amendments made since the Original Comprehensive Services Agreement came into effect, after the joint review and discussion and on the basis of equality and mutual benefit, the parties hereby agree on the following:
1.	Subject to the fulfillment of the conditions specified in Article 6 of this Transfer Agreement, the Transferor hereby agrees to transfer all its rights and obligations under the Comprehensive Services Agreement and its annexes to the Transferee, and the Transferee hereby agrees to accept the transfer of the rights and obligations of the Transferor under the Comprehensive Services Agreement.

2.	Once the Transferor has transferred its rights and obligations under the Comprehensive Services Agreement to the Transferee, the Transferee shall immediately assume all the rights and obligations of the Transferor under the Comprehensive Services Agreement. The Transferor shall immediately terminate such rights and obligations under the Comprehensive Services Agreement that have been assumed by the Transferee.

3.	The Transferor hereby confirms that pursuant to Article 6 of the Comprehensive Services Agreement, Unicom Group has irrevocably agreed that the Transferor may transfer its rights and obligations under the Comprehensive Services Agreement to the Transferee, and the transfer of the Transferor’s rights and obligations under the Comprehensive Services Agreement to the Transferee is not subject to any further consent from Unicom Group.

4.	Each of the parties hereto warrants that it has the rights, powers and authority to enter into and perform this Transfer Agreement. Upon execution, this Transfer Agreement shall constitute legal, valid and binding obligations of the parties.

5.	The Transferee agrees to retain and perform the past and future rights and obligations of the Transferor under the Comprehensive Services Agreement in accordance with the terms and conditions specified in the Comprehensive Services Agreement within the effective term of the Comprehensive Services Agreement.

6.	Effectiveness

Subject to the fulfillment of the following conditions, this Transfer Agreement shall become effective simultaneously with the Comprehensive Services Agreement:
6.1	The shareholders’ general meeting of Unicom Red Chip approves the transfer by the Transferor of its rights and obligations under the Comprehensive Services Agreement to the Transferee pursuant to the applicable laws, regulations and listing rules;

6.2	The shareholders’ general meeting of the Transferor approves the execution and performance of the Comprehensive Services Agreement pursuant to the applicable laws, regulations and listing rules;

6.3	The Merger Transaction is executed and completed.
7.	Force Majeure

If any party is unable to perform the relevant obligations under this Transfer Agreement in accordance with the applicable provisions as a result of any force majeure events, the occurrence and consequence of which is unforeseeable or unavoidable and cannot be overcome, such party shall immediately inform the other party of the situation and within fifteen (15) days of such occurrence, provide the relevant details and valid supporting documents for the failure or partial failure in performing or the reasons for the postponement of the performance of the relevant obligations under this Transfer Agreement and the related annexes. The parties shall negotiate with each other and decide whether to terminate, partly waive or postpone the performance of such obligations according to the extent of impact of the force majeure events on the performance of the obligations.

8.	Confidentiality

Save as otherwise required by the laws or relevant regulatory authorities, or for the purpose of any disclosures to be made by the Transferor to the SSE, or Unicom Red Chip to the HKSE, neither party shall be entitled to provide or disclose any data or information relating to the operation of the other party to any companies, enterprises, organizations or individuals without the permission in writing from the other party.

9.	Non-Waiver

Unless otherwise required by the laws, no failure or delay by either party in exercising any of its rights, powers or privileges shall be deemed to be a waiver of such rights, powers or privileges, and any partial exercise of the rights, powers or privileges shall not prejudice the future exercise of such rights, powers or privileges.

10.	Notification

Any notice relating to this Transfer Agreement shall be made in writing and delivered by one party hereto to the other party by hand, by way of facsimile or by mail. If such notice is delivered by hand, it shall be deemed to have been served upon delivery. If it is sent by facsimile, it shall be deemed to have been serviced when the fax machine indicates the fax has been sent. If such notice is sent by mail, it shall be deemed to have been served on the third working day (extended in the event of any statutory holidays) after dispatch of the mail. Any notice shall take effect once served.

11.	Applicable Laws

This Framework Agreement is governed by PRC laws and shall be interpreted and implemented in accordance with PRC laws.

12.	Disputes Settlement

All disputes resulting from the execution of this Transfer Agreement or relating to this Transfer Agreement shall be settled by the parties through friendly negotiations. If an agreement for the settlement of the dispute cannot be reached within thirty (30) days upon the request by one party for settling the dispute through negotiation, either party shall be entitled to refer the dispute to China International Economic and Trade Arbitration Commission to be solved through arbitration in Beijing by three (3) arbitrators pursuant to the then effective arbitration rules. The language for arbitration shall be Chinese. The arbitration decision shall be final and binding on both parties. Unless otherwise required by the arbitration tribunal, the arbitration fees shall be born by the losing party.

13.	Miscellaneous
13.1	Upon reaching agreements through negotiation, the parties may amend or supplement this Transfer Agreement and any such amendments or supplements shall take effect after executed in writing by the legal or authorized representatives of the parties and sealed with their common seals.

13.2	This Transfer Agreement is severable, that is, if any articles under this Transfer Agreement is confirmed to be in violation of the laws or unenforceable, this shall not affect the validity and enforceability of any other articles of this Transfer Agreement.

13.3	This Transfer Agreement is signed in six copies with each party holding two copies. All copies shall have equal legal force.
Page for signatures:
China United Telecommunications Corporation Limited (seal)
Legal representative or his authorized representative: (signature)
China Unicom Corporation Limited (seal)
Legal representative or his authorized representative: (signature)
China Netcom (Group) Corporation Limited (seal)
Legal representative or his authorized representative: (signature)